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                                 September 18, 1997

Vari-Lite International, Inc.
201 Regal Row
Dallas, Texas  75247

Gentlemen:

    We have served as counsel for Vari-Lite International, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Selling Stockholders"), in connection with the Registration Statement on Form S-1 (No. 333-33559) (the "Registration Statement"), filed with the Securities and Exchange Commission on August 13, 1997, as amended on September 18, 1997, covering the proposed public offering of 2,000,000 shares of Common Stock, $0.10 par value, of the Company ("Common Stock") to be issued and sold by the Company (the "Company Shares"), and, subject to the exercise of an over-allotment option granted by the Selling Stockholders, up to an additional 300,000 shares of Common Stock to be sold by the Selling Stockholders (the "Selling Stockholders Shares").

    With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that:


    1. The Company Shares, when sold, issued and delivered in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement and in the Underwriting Agreement described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

    2. The Selling Stockholder Shares when issued to the Selling Stockholders pursuant to the terms of that certain Merger Agreement, dated as of August 27, 1997, by and between the Company and Vari-Lite International, Inc., a Texas corporation ("Vari-Lite Texas"), which provides for the merger of Vari-Lite Texas into the Company, with the Company being the surviving corporation and the conversion of each share of Common Stock of Vari-Lite Texas into shares of Common Stock, will be duly authorized, validly issued, fully paid and nonassessable.

    We consent to the use of this letter opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."

                                  Very truly yours,

                                  GARDERE & WYNNE, L.L.P.


                                  By: /s/ Alan J. Perkins
                                      -------------------------------------
                                      Alan J. Perkins, Partner